EXHIBIT 99.1

Company Contact:
RELM Wireless Corporation
William Kelly, EVP & CFO
(321) 984-1414

RELM Wireless Reports Third Quarter & Nine Month 2013 Results

WEST MELBOURNE, Florida -- November 13, 2013 -- RELM Wireless Corporation (NYSE MKT: RWC) today announced its financial and operating results for the quarter and nine months ended September 30, 2013.

For the quarter ended September 30, 2013, sales totaled approximately $7.6 million, compared with approximately $8.1 million for the third quarter last year.  Pretax income for the quarter ended September 30, 2013 was approximately $767,000, compared with approximately $1.4 million for the third quarter last year.  The Company recognized income tax expense of approximately $253,000 for the third quarter 2013, compared with approximately $508,000 for the same quarter last year.  Income tax expense for the third quarter was largely non-cash due to the Company’s deferred tax assets derived primarily from its net operating loss carryforwards.  Net income for the quarter ended September 30, 2013 was approximately $514,000, or $0.04 per diluted share, compared with approximately $884,000, or $0.07 per diluted share, for the same quarter last year.

Gross profit margin for the third quarter 2013 was 43.1% of sales, versus 49.7% of sales for the same quarter last year.  Selling, general and administrative expenses totaled approximately $2.5 million (33.0% of sales) for the third quarter 2013, compared with $2.6 million (32.5% of sales) for the third quarter last year.

The Company had approximately $24.9 million in working capital as of September 30, 2013, of which $11.4 million was comprised of cash and trade receivables.  This compares with working capital of $23.6 million as of December 31, 2012, of which $8.6 million was comprised of cash and trade receivables. The Company had no balance outstanding under its revolving credit facility at September 30, 2013.

RELM President and Chief Executive Officer David Storey commented, “The third quarter was our best of the year so far in terms of sales and profits, but fell short of the comparable quarter last year, and did not meet our expectations.  Government and public safety customer demand continues to be unpredictable with some agencies dealing with funding limitations and resulting procurement delays or cancellations.  Nonetheless, meaningful positive sales developments were realized during the quarter, including previously announced orders from new customers within the U.S. Military and the U.S. Department of Homeland Security.  Wins with such high-profile and demanding customers can help to enhance our reputation as we aggressively pursue our pipeline of diverse and substantial sales opportunities.”

Mr. Storey continued, “While the anticipated sales growth has not yet materialized, we continue to generate profits; our sixth consecutive profitable quarter; and positive cash flow with solid gross margins.  Also, our working capital position improved and we continued to reduce inventory.  Although the business environment remains challenging, I believe ample sales prospects combined with our solid value proposition position us for success moving forward.”

For the nine months ended September 30, 2013, sales totaled approximately $20.9 million compared with approximately $21.8 million for the same period last year.  Pretax income for the nine months ended September 30, 2013 was approximately $1.7 million compared with $2.7 million for the same period last year.  For the nine months ended September 30, 2013 the Company recognized income tax expense of approximately $539,000, compared with approximately $996,000 for the same period last year.  Income tax expense for the nine month period was largely non-cash due to the Company’s deferred tax assets derived primarily from its net operating loss carryforwards.  Net income for the nine months ended September 30, 2013 totaled approximately $1.1 million, or $0.08 per diluted share, compared with $1.7 million, or $0.13 per diluted share, for the same period last year.

Gross profit margins for the nine months ended September 30, 2013 were 44.2% of sales, versus 47.4% of sales for the same period last year.  Selling, general and administrative expenses for the nine months ended September 30, 2013 totaled approximately $7.6 million compared with approximately $7.6 million for the same period last year.

Conference Call and Webcast

The Company will host a conference call and webcast for investors at 9:00 a.m. Eastern Time, Thursday, November 14, 2013.  Shareholders and other interested parties may participate in the conference call by dialing 877-317-6789 (international/local participants dial 412-317-6789) and asking to be connected to the “RELM Wireless Corporation Conference Call” a few minutes before 9:00 a.m. Eastern Time on November 14, 2013.  The call will also be webcast at http://www.relm.com.  Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet webcast.  An online archive of the webcast will be available on the Company’s website for 30 days following the call at http://www.relm.com.

A replay of the conference call will be available one hour after the completion of the call until November 22, 2013, by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID# 10035043.

About APCO Project 25 (P25)

APCO Project 25 (P25), which requires interoperability among compliant equipment regardless of the manufacturer, was established by the Association of Public-Safety Communications Officials and is approved by the U.S. Department of Homeland Security.  The shift toward interoperability gained momentum as a result of significant communications failures in critical emergency situations.  RELM was one of the first manufacturers to develop P25-compliant technology.

About RELM Wireless Corporation

As an American Manufacturer for more than 65 years, RELM Wireless Corporation has produced high-specification two-way communications equipment of unsurpassed reliability and value for use by public safety professionals and government agencies, as well as radios for use in a wide range of commercial and industrial applications.  Advances include a broad new line of leading digital two-way radios compliant with APCO Project 25 specifications.  RELM’s products are manufactured and distributed worldwide under BK Radio and RELM brand names. The Company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at www.relm.com or directly at 1-800-821-2900.  The Company’s common stock trades on the NYSE MKT market under the symbol “RWC”.

This press release contains certain forward-looking statements that are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act Of 1995.  These forward-looking statements concern the Company’s operations, economic performance and financial condition and are based largely on the Company’s beliefs and expectations.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors and risks include, among others, the following: changes or advances in technology; the success of our LMR product line; competition in the land mobile radio industry; general economic and business conditions, including federal, state and local government budget deficits and spending limitations; the availability, terms and deployment of capital; reliance on contract manufacturers and suppliers; heavy reliance on sales to agencies of the U.S. government; our ability to utilize deferred tax assets; retention of executive officers and key personnel; our ability to manage our growth; government regulation; business with manufacturers located in other countries; our inventory and debt levels; protection of our intellectual property rights; fluctuation in our operating results; acts of war or terrorism; any infringement claims; provisions in our charter documents and under Nevada law that may discourage a potential takeover; maintenance of our NYSE MKT listing; and the effect on our stock price and ability to raise equity capital of future sales of shares of our common stock. Certain of these factors and risks, as well as other risks and uncertainties, are stated in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in the Company’s subsequent filings with the SEC.  These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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RELM WIRELESS CORPORATION
Condensed Consolidated Statements of Operations
(In thousands, except share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012

Sales, net	$7,600	$8,112	$20,864	$21,809
Expenses
Cost of products	4,328	4,084	11,640	11,473
Selling, general and administrative	2,505	2,633	7,580	7,598
Total expenses	6,833	6,717	19,220	19,071

Operating income	767	1,395	1,644	2,738

Other income (expense):
Net interest expense	(0)	(0)	(0)	(3)
Other income (expense)	0	(3)	11	(10)
Total other income (expense)	0	(3)	11	(13)

Income before income taxes	767	1,392	1,655	2,725

Income tax expense	(253)	(508)	(539)	(996)

Net income	$514	$884	$1,116	$1,729

Net earnings per share-basic:	$0.04	$0.07	$0.08	$0.13
Net earnings per share-diluted:	$0.04	$0.07	$0.08	$0.13
Weighted average shares outstanding-basic	13,580,471	13,545,482	13,563,486	13,541,250
Weighted average shares outstanding-diluted	13,648,570	13,549,146	13,619,676	13,543,631

RELM WIRELESS CORPORATION
Condensed Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)

	September 30,	December 31,
	2013	2012
ASSETS

C Current assets:
C Cash and cash equivalents	$7,630	$6,581
Tr Trade accounts receivable (net of allowance for doubtful accounts of $39 at September 30, 2013 and December 31, 2012, respectively)	3,783	2,062
n Inventories, net	11,444	13,345
Deferred tax assets	3,372	4,429
Prepaid expenses and other current assets	1,371	915
Total current assets	27,600	27,332
Property, plant and equipment, net	1,018	1,113
Deferred tax assets, net	3,487	2,978
Capitalized software , net	1,731	2,207
Other assets	323	330
Total assets	$34,159	$33,960

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$938	$1,132
Accrued compensation and related taxes	874	1,485
Accrued warranty expense	281	267
Accrued other expenses and other current liabilities	200	166
Note payable	-	18
Deferred revenue	372	627
Total current liabilities	2,665	3,695

Deferred revenue	124	81
Total liabilities	$2,789	$3,776
Commitments and contingencies
Stockholders' equity:
Preferred stock; $1.00 par value; 1,000,000 authorized shares none issued or outstanding.	-	-
Common stock; $.60 par value; 20,000,000 authorized shares: 13,580,471 and 13,545,482 issued and outstanding shares at September 30, 2013 and December 31, 2012, respectively	8,148	8,127
Additional paid-in capital	24,653	24,604
Accumulated deficit	(1,431)	(2,547)
Total stockholders' equity	31,370	30,184
Total liabilities and stockholders' equity	$34,159	$33,960